Exhibit 10.49
AGREEMENT
(Marketing and Sale of Condominium Units)
     THIS AGREEMENT (“Agreement”) is made as of the 21st day of December, 2006, by and between Comstock Countryside, L.C., a Virginia limited liability company (“Countryside”), having its offices at 11465 Sunset Hills Road, 5th Floor, Reston, Virginia 20190 and Merion-Loudoun, LC, a Virginia limited liability company (“Owner”), having its offices at 928 Mackall Ave, McLean, Virginia 22101.
WITNESSETH:
     WHEREAS, Countryside is the Declarant of The Villas at Countryside Condominium (the “Condominium”) in Sterling, Virginia and the owner of certain condominium units therein, as identified on Schedule 1 attached hereto (the “Units”);
     WHEREAS, concurrently herewith, Countryside is selling the Units to Owner, and in connection therewith, is transferring certain Special Declarant Rights to Owner;
     WHEREAS, the Owner desires to have Countryside continue to carry out the marketing and sales activities for the Units;
     WHEREAS, Countryside desires to assume such responsibilities on and in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreement of the parties contained herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I. MARKETING AND SALE
     1.1. Subject to the terms of this Agreement, the Owner grants to Countryside the authority to take all actions, as Countryside deems necessary and appropriate, at Countryside’s sole cost and expense, to actively and continuously market and sell the Units, and, to the extent that the estimated Net Price (defined herein) for a given Unit exceeds its Base Price (defined herein), to enter into contracts (the “Outsale Contracts”), as the exclusive agent for and on the Owner’s behalf, for the sale of Units. Countryside will provide, under its supervision and management, at Countryside’s sole cost and expense, either its own employees or employees of a brokerage company (which may be affiliated or unaffiliated with the Company), to market and sell the Units and to manage the continuing administrative obligations of the Owner as Co-Declarant in connection with the sale of the Units to Owner. The form of the Outsale Contracts shall be the form currently used by Countryside for the sale of units at the Condominium to retail purchasers, with an Addendum in the form attached hereto as Exhibit A, and shall provide for a purchase price and earnest money deposit in such amount as may be agreed to by the Owner and Countryside from time to time. The Owner agrees to enter into any additional documents which may be necessary to confirm or ratify the authority granted to Countryside pursuant to the provisions of this Section.

     1.2. All deeds for the conveyance of any Unit shall be in the name of the Owner as grantor.
     1.3 Countryside shall comply with the applicable governing laws and regulations in effect in the jurisdiction in which the Units are located to perform its marketing and sales duties.
ARTICLE II. PAYMENTS TO COUNTRYSIDE
     2.1. Owner shall not be obligated to reimburse Countryside for any costs incurred by Countryside in carrying out its obligations under this Agreement unless Owner shall have previously agreed to do so in writing.
     2.2. Owner shall pay Countryside an amount equal to the difference between the Net Price for each Unit settled, and the price for such Unit listed on Schedule 1 attached hereto (the “Base Price”). For purposes hereof, the “Net Price” shall refer to the sales price for the Unit less settlement expenses (such as real estate commissions, recording and closing costs, incentives to buyers and the like) paid by Owner.
     2.3. So long as this Agreement shall remain in force, the foregoing amounts (the “Amounts Payable”) shall be paid to Countryside upon the conveyance of each Unit regardless of whether Countryside was the procuring cause of such sale. The Amounts Payable are not a commission, but an allocation of profit which was negotiated in conjunction with the sale of the Units to Owner by Countryside. The Amounts Payable shall be due and payable at the time of settlement on each Unit, and shall be reflected as an amount due to Countryside on the settlement statement.
     2.4. If this Agreement has been terminated by Countryside as a result of a material breach by Owner pursuant to Section 4.4 hereof, then the Amounts Payable shall remain due and payable to Countryside pursuant to the terms of this Agreement despite the termination.
ARTICLE III. PAYMENTS TO OWNER
     3.1. During the term of this Agreement, Countryside shall pay Owner the sum of $1,500 per month for each Unit which has not been conveyed to a retail purchaser (the “Monthly Payment”). The foregoing monthly amount shall be prorated for any month in which a particular Unit was conveyed. Owner hereby agrees to apply each Monthly Payment toward the interest carry on the first mortgage encumbering the Units. Failure to do so shall constitute a material breach of this Agreement. Each Monthly Payment shall be due and payable on the fifth (5th) day of each calendar month.
     3.2. If Countryside shall fail to make a Monthly Payment on or before the due date, and such failure shall continue for more than ten (10) business days after having received written notice thereof from Owner, then Owner shall have the right to terminate this Agreement by delivering written notice thereof to Countryside. In the event of such duly effected termination, Countryside shall have no further right to any Amounts Payable on any Units which were not settled prior to the termination.

     3.3. Upon full execution of this Agreement, Countryside shall make an initial payment (the “Initial Payment”) of the total amount of Monthly Payments due for the first three (3) months (the “Initial Period”) of the Fixed Term. In the event any Units are settled prior to the expiration of the Initial Period, then the portion of the Initial Payment ascribed to the post-settlement period of the settled Units shall, at Countryside’s election, either be (a) paid as a reimbursement to Countryside at settlement, or (b) applied as a credit against the Monthly Payment due during the fourth (4th) month of the Fixed Term.
ARTICLE IV. TERM
     4.1. The fixed term of this Agreement (the “Fixed Term”) shall be 18 months, commencing January 1, 2007 and expiring June 30, 2008.
     4.2. In the event Countryside has settled at least 20 Units during the Fixed Term (or can demonstrate that it is likely to settle at least 20 Units within thirty days thereafter), then it shall have the unilateral right to extend the term of this Agreement for an additional 6 months, through December 31, 2008 (the “Extension Term”).
     4.3. Neither party shall have the unilateral right to terminate this Agreement without cause.
     4.4. In the event either party hereto commits a material breach of this Agreement, then the other party shall have the right to terminate the same if the defaulting party fails to rectify the breach within ten days after receiving written notice thereof from the other party. In the event of a material breach by Countryside, Owner’s sole remedy shall be to terminate this Agreement pursuant to Section 3.2 hereof. In the event of a material breach by Owner, Countryside shall have all of its rights and remedies available at law to recover its actual damages for such breach, and all of its rights and remedies at equity to enforce any equitable remedy. If Owner should terminate this Agreement as a result of a material default by Countryside, as aforesaid, then Owner shall have a temporary license to use the marketing materials being used by Countryside immediately prior to the termination of this Agreement, but only to the extent Countryside has the legal right to grant such license, and only until the earlier of (a) settlement on the final Unit, or (b) two years from the date hereof.
ARTICLE V. USE OF MODEL UNITS; COUNTRYSIDE’S BOOKS AND RECORDS
     5.1 During the term of this Agreement, Countryside shall have a license to use the model units for performing its responsibilities hereunder. During such time, Countryside shall pay for all of the operating expenses associated with use of the model units, such as (without limitation) the cost of utilities; however, Countryside shall not be responsible for paying costs associated with ownership of the model units, such as (without limitation) real estate taxes and mortgage interest.
     5.2. Countryside will keep accurate books of account for the work performed under this Agreement, showing the costs incurred hereunder, which books of account and all supporting data shall, during regular business hours and at reasonable times, be open to inspection and copying by the Owner or its authorized representatives, and shall be retained and available for reference for a period of at least one year after the work has been completed.

ARTICLE VI. INDEMNIFICATION
     Owner hereby agrees to indemnify Countryside, its agents and employees, for any damages incurred by Countryside, its agents or employees, in executing the responsibilities of Countryside hereunder, arising from the gross negligence or willful misconduct of Owner, its agent or employees. Countryside hereby agrees to indemnify Owner, its agents and employees, for any damages incurred by Owner, its agents or employees, arising from the gross negligence or willful misconduct of Countryside, its agent or employees, in executing the responsibilities of Countryside hereunder.
ARTICLE VII. MISCELLANEOUS
     7.1. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that neither party may assign any of its rights or obligations hereunder without the prior written agreement of the non-assigning party.
     7.2. All notices and other communications hereunder shall be in writing and shall be deemed duly given if hand delivered, or mailed by certified mail, return receipt requested, postage prepaid, to the addresses set forth in the preamble of this Agreement, or to such other address of which one party hereto notifies the other.
     7.3. If any term, covenant, or condition of this Agreement or the application thereof to any party shall be held invalid or unenforceable, the remaining terms, covenants, and conditions shall not be affected thereby, and such remaining terms, covenants, and conditions shall be valid and enforceable to the fullest extent permitted by law.
     7.4. The interpretation and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia , without respect to its conflicts of laws principles.
     7.5. This Agreement may be amended, modified, or supplemented only by written agreement of the parties. The waiver by any party hereto of a breach of any provision contained herein shall be in writing, signed by the waiving party, and shall in no way be construed as a waiver of any prior or succeeding breach of such provision or the waiver of the provision itself.
     7.6. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto or person otherwise subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
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     IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto on the date opposite such party’s signature, and the provisions hereof shall be deemed effective as of the date first above written.
OWNER:
Merion-Loudoun, LC

By:	/s/ William P. Bensten

William P. Bensten
Managing Member
COUNTRYSIDE:
Comstock Countryside, L.C.

By:	Comstock Homebuilding Companies, Inc.

	By:	/s/ Christopher Clemente

Christopher Clemente
Chief Executive Officer